Exhibit 99.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA

NEWS for Immediate Release	215-784-6000 phone 215-784-6181 fax www.kns.com

Kulicke & Soffa Corrects Overstatement of

Prior Period Loss Per Share Amounts

Fort Washington, PA—May 9, 2006—Kulicke & Soffa Industries, Inc. (the “Company”) (Nasdaq: KLIC) today announced corrections to the diluted loss per share from discontinued operations and diluted net loss per share amounts for the three and six month periods ended March 31, 2005 presented in its second fiscal quarter earnings press release issued on April 27, 2006. In connection with the revision of the Company’s financial statements in which the Company was required to present the sale of the test business as a discontinued operation, the Company (in the April press release) did not include dilutive securities in its diluted earnings (loss) per share calculation for the prior year periods presented. This omission overstated the diluted loss per share from discontinued operations and diluted net loss per share amounts for the 2005 periods. There was no impact of this omission on the 2005 diluted income per share from continuing operations.

All amounts for the periods ended April 1, 2006 were correctly presented in the second fiscal quarter earnings press release issued on April 27, 2006.

In its prior quarterly and annual filings, the Company correctly excluded dilutive securities when it calculated the diluted loss per share amounts for the three and six month periods ended March 31, 2005. This was done because the Company incurred losses from continuing operations during those periods. After the Company sold its test business and presented its test segment as discontinued operations effective the second quarter of fiscal 2006, the Company reported income from continuing operations for the 2005 periods. As a result of the change from reporting losses from continuing operations to income from continuing operations, the Company was required to include the dilutive securities (rather than use basic weighted average shares outstanding) for all earnings per share calculations for that period. The following table summarizes the changes to the amounts presented in the April press release.

	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005
Diluted Loss per share from discontinued operations
Previously Presented	$(0.19)	$(0.33)
Corrected	$(0.14)	$(0.24)

Net loss per share
Previously Presented	$(0.15)	$(0.29)
Corrected	$(0.11)	$(0.21)

Diluted Weighted Average Shares Outstanding
Previously Presented	51,490	51,363
Corrected	67,251	67,205

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials that contact the surface of the customer’s semiconductor devices. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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